Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Agape ATP Corporation on Form S-1 of our report dated March 27, 2020 with respect to our audit of Agape ATP Corporation and Subsidiaries as of December 31, 2019, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity for the six months ended December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

July 20, 2020